EXHIBIT 99.1
Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309
VALEANT PHARMACEUTICALS ANNOUNCES
STRATEGIC RESTRUCTURING PLAN
     COSTA MESA, Calif., April 3, 2006 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that it will restructure its operations to reduce costs and accelerate its earnings growth, and to focus its research and development resources on select late stage pipeline products. The broad-based program is primarily focused on the company’s research and development operations and selling, general and administrative expenses across all divisions.
     The company also announced that it expects to report approximately break-even adjusted earnings per share in the first quarter of 2006, excluding the impact of any restructuring charges, as a result of slightly lower than anticipated revenues that are consistent with historical trends, and higher selling and research and development expenses.
     The restructuring program includes the following steps:
•	Rationalize discovery and pre-clinical development operations;

•	Out-license pradefovir, the company’s compound in development for the treatment of hepatitis B, and VRX-840773, its HIV compound;

•	Restructure the clinical and product development organization to focus on completing the development of Viramidine® (taribavirin), retigabine and Infergen®;

•	Reduce selling expense to a range of 29-31 percent of product sales in 2006;

•	Reduce general and administrative expenses to a range of 11-13 percent of product sales in 2006;

•	Reduce commercial regions from four to three; and,

•	Rationalize manufacturing facilities further to assure achievement of the company’s cost of goods sold goal of 20-25 percent by 2008.
     Timothy C. Tyson, president and chief executive officer, said, “The steps we are taking are driven by our goal to deliver a significant increase in earnings over the next three years. We continue to expect our revenues to grow at an annual rate of 5 to 10 percent. We remain committed to the development of Viramidine, retigabine and Infergen, which we will continue to pursue aggressively. As we near the completion of our second pivotal, Phase 3 trial for Viramidine, we are evaluating the best path to advance this development program to regulatory approval.”
     Excluding costs associated with the restructuring, Valeant expects to report adjusted earnings of more than $0.50 per diluted share in 2006. The company also expects to report adjusted earnings of more than $1.00 per diluted share in 2007. The company reiterates its 2008 goal of $1.90 in adjusted diluted earnings per share, excluding any impact from Viramidine
     As a result of these steps, Valeant expects to record a restructuring charge of approximately $80 million to $100 million, of which a portion will be recorded in the 2006 first quarter. Approximately 25-35 percent of the restructuring charge will be in cash.
     Earnings estimates for all periods do not reflect the implementation of Statement of Financial Accounting Standards No. 123(R). Adjusted earnings estimates in 2006 reflect non-GAAP adjustments primarily consisting of the restructuring charges for the actions announced today, the gain on settlement of litigation with the Serbian government and the recognition of tax benefits from U.S. net operating losses. Expected earnings for 2007 and 2008 do not reflect any benefit or expenses associated with further development of Viramidine pending an economic assessment and determination of the potential regulatory and commercialization path. The earnings estimates for all periods also assume stable ribavirin royalties.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global, science-based specialty pharmaceutical company that develops, manufactures and markets products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Viramidine is a registered trademark of Valeant Pharmaceuticals International or its related companies. All other trademarks are the trademarks or the registered trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding the anticipated impact of the restructuring program on the company’s operations and expenses, the charge associated with the program, expected revenues, expenses and earnings, and the continuing development of Viramidine, retigabine and Infergen, that are based on management’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to projections of future sales, returns on invested assets and clinical development, regulatory approval processes, marketplace acceptance of the company’s products, success of the company’s strategic restructuring initiatives and the ability of management to execute them, cost-cutting measures, success of the company’s strategic plan and the ability to achieve financial targets and cost reduction goals, general economic factors and business and capital market conditions, general industry trends, changes in tax law requirements and government regulation, adverse events that would require clinical trials to be prematurely terminated, and other risks detailed from time to time in Valeant’s SEC filings. Valeant wishes to caution the reader that these factors, as well as other factors described in Valeant’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
NON-GAAP INFORMATION:
     In this press release, Valeant refers to certain adjusted earnings estimates that have not been prepared in accordance with generally accepted accounting principles (GAAP). Valeant has not provided a reconciliation of these forward-looking non-GAAP financial measures due to the difficulty in forecasting and quantifying the exact amount of the restructuring charge and the related tax benefits that will be included in the comparable GAAP measures.
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